Exhibit 10.54
[Newport letterhead]
December 12, 2008
[Name]
[Address]
          Re: Required Modifications to Prior Annual Retainer Deferrals
This letter agreement will serve as an amendment to certain of your prior Deferral Election Forms and is intended to bring those Deferral Election Forms into documentary compliance with Section 409A of the Internal Revenue Code. Please read this letter carefully and if you agree to the amendment of the applicable Deferral Election Forms, please sign where indicated and return to me as soon as possible, but in no event later than December 31, 2008.
Dear [     ]:
     Section 409A of the Internal Revenue Code imposes significant, adverse taxes on individuals whose compensation is deferred (including accelerated income tax recognition and imposition of a 20% additional tax and interest) if the terms of the governing deferred compensation plan or agreement do not comply with Section 409A and related regulations by the end of 2008.
     As part of our review of compensation plans for compliance with Section 409A, we have determined that the Deferral Election Forms relating to annual retainers deferred after 2004 (the “Deferral Agreements”) should be amended to help ensure they comply with Section 409A.1
     Your Deferral Agreements will be amended to comply with Section 409A by making them subject to the terms and conditions of the ITT Corporation Deferred Compensation Plan for Non-Employee Directors, which was adopted on October 7, 2008 (the “Plan”). Once subject to the terms and conditions of the Plan, if there is a conflict between the terms and conditions of the Deferral Agreements and the Plan, the terms and conditions of the Plan will govern.
Description of Section 409A Amendments
     The terms of the Plan are more restrictive than the terms of your Deferral Agreements in a few respects. Following is a description of two noteworthy changes that will be made to your

[1]	Deferral Election Forms relating to annual retainers deferred before 2005 are not subject to Section 409A, and will therefore continue to be governed by the current terms and conditions of the applicable Deferral Election Forms and not the Plan.

Mr./Ms. [     ]
[         ], 2008

Deferral Agreements by making them subject to the terms of the Plan, together with an explanation of why the amendments are necessary.2
•	“Separation from Service.” Under Section 409A, deferred compensation generally must be paid on a specified date or dates or on a payment event permitted by Section 409A. A “separation from service,” as that term is used in Section 409A, is a permissible payment event.

Your Deferral Agreements may provide for payment when you leave the board, but they do not require that you have experienced a “separation from service,” as that term is used in Section 409A. For example, your Deferral Agreements may provide that payments will be made when you retire or when your service on the board ceases. It is possible to cease being a member of the board, but not have a “separation from service,” as that term is used in Section 409A. For example, if a director were to provide substantial services to the company as a consultant after ceasing to be a member of the board, it may not constitute a separation from service for purposes of Section 409A. Making a payment to the director in that case would violate Section 409A.

If your Deferral Agreements are subject to the terms of the Plan, you would not receive a distribution of the amounts deferred pursuant to those Deferral Agreements upon termination from the board unless you experienced a “separation from service,” as that term is used in Section 409A.

•	Changing Payment Dates. Some of your Deferral Agreements may have permitted you to change the time of distribution of your deferrals in ways that would not comply with Section 409A’s rules regarding changes to time of payment elections. If your Deferral Agreements are subject to the terms of the Plan, your ability to change the time of payment of the amounts deferred pursuant to those Deferral Agreements will be subject to the conditions set forth in Section 5.01(c) of the Plan and Section 409A of the Code relating to subsequent elections. These conditions require that any such future elections (i) be made not less than 12 months before the date distribution would have been made but for the new election and not take effect until at least 12 months after the date on which the new election is made and (ii) provide for an additional deferral of not less than 5 years from the date distribution would have been made but for the new election.

[2]	Please note that if your Deferral Agreements are subject to the terms of the Plan, they would be subject to all of the terms and conditions of the Plan, in addition to those described in this letter. You should read the Plan and the Q&A summary that was provided to you in November so that you understand the terms and conditions that will govern your Deferral Agreements.

Mr./Ms. [     ]
[         ], 2008

     Please sign below to confirm that you have read and understand the foregoing and that you agree to have your Deferral Agreements become subject to the terms and conditions of the Plan. If you have any questions, please contact me at                                .

Very truly yours,

[name]
[title]

AGREED:

[Name]	Date